Exhibit 10.1

CROWN CRAFTS, INC.

2014 OMNIBUS EQUITY COMPENSATION PLAN

AMENDMENT NO. 1

This Amendment No. 1 to the 2014 Omnibus Equity Compensation Plan (the “Plan) of CROWN CRAFTS, INC., a Delaware corporation (the “Corporation”), is effective as of August 9, 2016.

1.	Section 14.2 of the Plan is hereby amended and restated in its entirety as follows:

“14.2     Election to Withhold Shares. If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Company Stock, at the time such Grants become taxable, up to an amount that does not exceed the maximum statutory tax rates in the applicable jurisdictions.”

2.	The remaining provisions of the Plan shall remain in full force and effect in accordance with their terms, except as such terms are specifically amended by, or conflict with, this Amendment.

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